FIRST AMENDMENT TO PROMISSORY NOTES


     THIS FIRST AMENDMENT TO PROMISSORY NOTES ( First Amendment ) dated as of April 8, 1996, is entered into by and among Environmental Transportation Services, Inc. ( ETS ), Dwight Trucking, Inc. ( DTI ) (ETS and DTI are sometimes collectively referred to herein as Debtors ) and The CIT Group/Equipment Financing, Inc. ( CIT ).

     WHEREAS, ETS and CIT entered into the following agreements:

          (i) Loan and Security Agreement, dated as of April 27, 1993;
          (ii)      First Amendment to Loan and Security
                    Agreement, dated as  of March 22, 1994;
          (iii)     Second Amendment to Loan and Security
                    Agreement, dated as of September 22, 1994; and
          (iv)      Third Amendment to Loan and Security
                    Agreement, dated as of March 7, 1995; and

     WHEREAS, ETS, DTI and CIT entered into the following agreement:

          Fourth Amendment to Loan and Security Agreement, dated as of August 16, 1995 (the Loan and Security Agreement, as amended by the First, Second, Third and Fourth Amendments thereto, is referred to herein as the Agreement ); and

     WHEREAS, the indebtedness of Debtors to CIT is evidenced by eleven promissory notes (the Notes ) made by either ETS or Debtors and payable to CIT; and

     WHEREAS, Debtors have requested that they be allowed to defer the principal payments due on the Notes in the months of February 1996 and March 1996, and make interest only payments on the Notes in the months of February 1996 and March 1996, with the 2 deferred principal payments to be made in the months of September 1996 and October 1996; and

     WHEREAS, Ametech, Inc. pursuant to (i) a Guaranty Agreement, dated as of August 27, 1993, (ii) an Affirmation, Extension and Amendment of Guaranty, dated March 22, 1994, (iii) an Affirmation and Extension of Guaranty, dated September 22, 1994, and (iv) a Third Affirmation and Extension of Guaranty, dated March 7, 1995 (the Guaranty Agreement, as Affirmed, Extended and Amended, is referred to herein as the Guaranty ) unconditionally and irrevocably guaranteed that it would pay, when due , all amounts due CIT from Debtors; and

     WHEREAS, Ametech, Inc. pursuant to the Guaranty, covenanted and agreed that it would maintain certain financial covenants for so long as any of Debtor s indebtedness to CIT was outstanding; and

     WHEREAS, Ametech, Inc. has violated certain of the financial covenants, and has requested that CIT amend those financial covenants; and

     WHEREAS, CIT is willing to (i) amend the financial covenants set forth in the Guaranty, and (ii) allow Debtors to defer principal payments due on the Notes in the months of February 1996 and March 1996.

     NOW, THEREFORE, in order to induce CIT to agree to (i) amend the financial covenants set forth in the Guaranty, and (ii) allow Debtors to defer principal payments due on the Notes in the months of February 1996 and March 1996, CIT and Debtors hereby agree as follows:

1. The Notes, which are specifically defined as follows, are hereby amended by increasing the applicable interest rate on each Note, by 1.00 percent (1.00%), effective with all payments of principal and interest becoming due in May 1996 and all subsequent payments.

                                         Original          Monthly
                            Maker        Principal        Principal
     Date of Note          of Note     Amount of Note     Payment
     __________________    _______     ______________    _________
1.   September 10, 1993     ETS         $4,000,000.00   $83,333.33

2.   May 16, 1994           ETS           $233,771.00    $3,896.18
3.   July 5, 1994           ETS           $217,946.40    $3,632.44
4.   July 18, 1994          ETS           $287,700.00    $4,795.00
5.   August 31, 1994        ETS           $185,455.54    $3,090.93
6.   October 18, 1994       ETS           $313,112.40    $5,218.54
7.   December 5, 1994       ETS           $260,913.36    $4,348.56
8.   April 6, 1995          ETS           $330,802.52    $5,513.38
9.   June 5, 1995           ETS           $194,194.30    $3,236.57
10.  July 18, 1995          ETS           $495,000.00    $8,250.00
11.  August 17, 1995        ETS and DTI   $823,000.00   $13,716.67

  Original               New
Interest Rate       Interest Rate
_____________        ______________
LIBOR Rate           LIBOR Rate
plus 3.55% (L)       plus 4.5% (L)
L + 3.60%            L + 4.60%
L + 3.60%            L + 4.60%
L + 3.60%            L + 4.60%
L + 3.60%            L + 4.60%
L + 3.60%            L + 4.60%
L + 3.60%            L + 4.60%
L + 3.60%            L + 4.60%
L + 3.60%            L + 4.60%
L + 3.60%            L + 4.60%
L + 3.60%            L + 4.60%

2. The principal payments on the Notes due in February 1996 are hereby deferred (and shall be due and payable) in September 1996, and the principal payments on the Notes due in March 1996 are hereby deferred (and shall be due and payable) in October 1996.

3. This First Amendment shall be executed by the parties hereto in three (3) counterparts, and copies of this First Amendment, when attached to each original Note, shall thereafter constitute the original Note.

4. Except as expressly modified by this First Amendment, all terms and provisions of each Note are, and shall remain, unmodified and in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the day and year set forth above.

                              ENVIRONMENTAL TRANSPORTATION
                              SERVICES, INC.


                              By: /s/ Kerry Willingham
                                 ________________________________
                              Title:  Controller
                                   ______________________________

                              DWIGHT TRUCKING, INC.


                              By:  /s/ Kerry Willingham
                                 _________________________________
                              Title:  Controller
                                   _______________________________


                              THE CIT GROUP/EQUIPMENT
                              FINANCING, INC.


                              By: /s/ Janice M. Wickham
                                 _________________________________
                              Title:  Assistant Vice President
                                   _______________________________

























ISTE:\A-C\AMETECH\10Q\696\ENVTRANS.PNA